Exhibit 4 (c)

OFFICERS’ CERTIFICATE
(Under Section 301 of the Indenture of
PPL Capital Funding, Inc. and PPL Corporation)

The undersigned James E. Abel, Treasurer of PPL CAPITAL FUNDING, INC. (the “Company”), in accordance with Section 301 of the Indenture, dated as of November 1, 1997, as heretofore supplemented (the “Indenture”, capitalized terms used herein and not defined herein having the meanings specified in the Indenture), of the Company and PPL CORPORATION (the “Guarantor”), to The Bank of New York (as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as Trustee (the “Trustee”), does hereby establish for the series of Securities established in Supplemental Indenture No. 7, dated as of July 1, 2007 (the “Supplemental Indenture”), the following terms and characteristics (the lettered clauses set forth below corresponding to the lettered clauses of Section 301 of the Indenture), and the undersigned James E. Abel, Vice President - Finance and Treasurer of the Guarantor, does hereby approve of such terms and characteristics on behalf of the Guarantor:

(a)  the title of the Securities of such series shall be “6.85% Senior Notes due 2047” (the “Notes”);

(b)  the aggregate principal amount of Notes which may be authenticated and delivered under the Indenture shall be limited to $100,000,000, except as contemplated in Section 301(b) and the last paragraph of Section 301 of the Indenture;

(c)  interest on the Notes shall be payable as provided in the form of Note attached hereto and hereby authorized and approved;

(d)  the date or dates on which the principal of the Notes shall be payable shall be as provided in the form of Note attached hereto and hereby authorized and approved;

(e)  the Notes shall bear interest as provided in the form of Note attached hereto and hereby authorized and approved, and the Interest Payment Dates and Regular Record Dates shall be such dates as are specified in such form;

(f)  the Corporate Trust Office of the Trustee in New York, New York shall be the office or agency of the Company at which the principal of and interest on the Notes shall be payable, at which registration of transfer and exchange of Notes may be effected and at which notices and demands to or upon the Company or the Guarantor in respect of the Notes and the Indenture may be served; provided, however, that the Company and the Guarantor each reserve the right to change, by one or more Officer’s Certificates supplemental to this Officers’ Certificate, any such office or agency; and provided, further, that the Company and the Guarantor each reserve the right to designate, by one or more Officer’s Certificates supplemental to this Officers’ Certificate, its principal office in Allentown, Pennsylvania or the office of the Guarantor or the Guarantor’s subsidiary, PPL Electric Utilities Corporation in Allentown, Pennsylvania, as any such office or agency; the Trustee shall be the initial Security Registrar and Paying Agent for the Notes; provided, that the Company and the Guarantor each reserve the right, by one or more Officer’s Certificates supplemental to this Officers’ Certificate, to designate a different Security Registrar or a different or additional Paying Agent (which in each case, may be the Company, the Guarantor or any Affiliate of either of them) and to remove and replace any Security Registrar or Paying Agent;

(g)  the Notes shall be redeemable, in whole or in part, at the option of the Company as and to the extent provided in the form of Note attached hereto and hereby authorized and approved;

(h)  [not applicable];

(i)  the Notes shall be issued in denominations of $25 or any amount in excess thereof that is an integral multiple of $25, unless otherwise authorized by the Company and the Guarantor;

(j)  [not applicable];

(k)  [not applicable];

(l)  [not applicable];

(m)  [not applicable];

(n)  [not applicable];

(o)  reference is hereby made to the provisions of Supplemental Indenture No. 7 for certain covenants of the Company and the Guarantor for the benefit of the Holders of the Notes;

(p)  [not applicable];

(q)  the only obligations or instruments which shall be considered Eligible Obligations in respect of the Notes shall be Government Obligations; and the provisions of Section 701 and 702 of the Indenture and Section 2 of Article One of the Supplemental Indenture shall apply to the Notes;

(r)  the Notes may be issued in global form (the “Global Notes”) and the depository for the Global Notes shall initially be The Depository Trust Company (“DTC”); provided, that the Company reserves the right to provide for another depository, registered as a clearing agency under the Exchange Act, to act as depository for the Global Notes (DTC and any such successor depository, the “Depositary”); beneficial interests in Notes issued in global form may not be exchanged in whole or in part for individual certificated Notes in definitive form, and no transfer of a Global Note in whole or in part may be registered in the name of any Person other than the Depositary or its nominee except that if the Depositary (A) has notified the Company that it is unwilling or unable to continue as depository for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by the Company within 90 days after such notice or cessation, the Company shall execute, and the Trustee, upon receipt of a Company Order for the authentication and delivery of definitive Notes, shall authenticate and deliver Notes in definitive certificated form in an aggregate principal amount equal to the principal amount of the Global Note representing such Notes in exchange for such Global Note, such definitive Notes to be registered in the names provided by the Depositary; each Global Note (i) shall represent and shall be denominated in an amount equal to the aggregate principal amount of the outstanding Notes to be represented by such Global Note, (ii) shall be registered in the name of the Depositary or its nominee, (iii) shall be delivered by the Trustee to the Depositary, its nominee, any custodian for the Depositary or otherwise pursuant to the Depositary’s instruction and (iv) shall bear a legend restricting the transfer of such Global Note to any person other than the Depositary or its nominee; none of the Company, the Guarantor, the Trustee, any Paying Agent or any Authenticating Agent shall have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests;

(s)  [not applicable];

(t)  reference is made to clause (r) above; no service charge shall be made for the registration of transfer or exchange of Notes; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the exchange or transfer;

(u)  [not applicable];

(v)  the Notes shall be entitled to the benefits of Article Fourteen of the Indenture and the Guarantees to be endorsed on the Notes shall be substantially in the form established in the Supplemental Indenture;

(w)  except as otherwise determined by the proper officers of the Company and communicated to the Trustee in a Company Order or as established in one or more Officer’s Certificates supplemental to this Officers’ Certificate, the Notes shall be substantially in the form of Note attached hereto, which form is hereby authorized and approved and shall have such further terms as are set forth in such form.

IN WITNESS WHEREOF, we have hereunto signed our names this 16th day of July, 2007.

PPL CAPITAL FUNDING, INC.

__/s/ JAMES E. ABEL_________
Name: James E. Abel
Title: Treasurer

PPL CORPORATION

____/s/JAMES E. ABEL_________
Name: James E. Abel
Title: Vice-President-Finance and Treasurer